Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Invitae Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	111,627,888(3)	$1.36	$151,813,928	0.0001102	$16,730

	Total Offering Amounts					$151,813,928		$16,730

	Total Fee Offsets							—

	Net Fee Due							$16,730

(1)

Pursuant to Rule 416 under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares of the registrant’s common stock that may become issuable upon conversion of the Notes (as defined below) as a result of the anti-dilution provisions thereof.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock, as reported on The New York Stock Exchange on March 15, 2023.

(3)

Represents the number of shares of the registrant’s common stock that may be issued upon the conversion of the registrant’s 4.5% Series B Convertible Senior Secured Notes due 2028, or the Series B Notes, or issuable upon exercise of warrants to purchase the registrant’s common stock, or the Warrants, issuable in connection with certain prepayments of the Series B Notes or the registrant’s 4.5% Series A Convertible Senior Secured Notes due 2028.